Exhibit 99.(p)

Cohen & Steers Closed-End Opportunity Fund, Inc.
280 Park Avenue
New York, New York 10017

October 16, 2006

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Closed-End Opportunity Fund, Inc. (the “Fund”) hereby accepts your offer to purchase 5,250 shares at a price of $19.40 per share for an aggregate purchase price of $101,850.  This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers Closed-End
Opportunity Fund, Inc.

By:

Accepted:

Cohen & Steers Capital Management, Inc.

By: